Exhibit 99.1

BYRNA TECHNOLOGIES REPORTS FISCAL YEAR 2022 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

BYRNA FORECAST REVENUES OF $55 TO $60 MILLION FOR FISCAL YEAR 2023

ANDOVER, MA – February 9, 2023 - Byrna Technologies Inc. (NASDAQ: BYRN) (“Byrna”, “the Company”, “we” or “us”) today announced financial results for its fiscal fourth quarter (Q4 FY22) and full year (FY22) ended November 30, 2022.

Fourth Quarter 2022 Highlights

●	Revenues rose 43.5% to $16.0 million in Q4 FY22 from $11.2 million in the fourth fiscal quarter ended November 30, 2021 (Q4 FY21).
●	Gross profit increased by 52.0% to $8.7 million in Q4 FY22 from $5.7 million in Q4 FY21.
●	Gross margin improved to 54.1% of revenue in Q4 FY22 from 51.1% of revenue in Q4 FY21.
●	Net loss of $(0.1) million in Q4 FY22 compared to net loss of $(3.2) million in Q4 FY21.
●	Non-GAAP adjusted EBITDA[1] of $1.4 million.
●	Stock repurchases of 386,029 shares for $2.5 million at average share price of $6.48.

Full Year 2022 Highlights

●	Revenues rose 13.8% to $48.0 million in FY22 from $42.2 million in the fiscal year ended November 30, 2021 (FY21).
●	Gross profit increased by 14.8% to $26.3 million in FY22 from $22.9 million in FY21.
●	Gross margin improved to 54.7% in FY22 from 54.3% in FY21.
●	Net loss of $(7.9) million in FY22 compared to net loss of $(3.3) million in FY 2021.
●	Non-GAAP adjusted EBITDA loss of $(1.0) million.
●	Stock repurchases of 2,165,987 shares for $17.5 million at average share price of $8.08.

FY22 Operational Achievements

●	Entry to Sportsman’s Warehouse, Bass Pro Shops and Cabela’s.
●	New enlarged manufacturing facilities opened in the U.S. and South Africa.
●	Entry to self-defense spray market with acquisition of Fox Labs increased aerosol sales from $0 in FY21 to $0.8 million in FY22.

Fourth Quarter 2022 Results Overview

Revenues for Q4 FY22 increased by 43.5% to $16.0 million from $11.2 million in Q4 FY21. Gross profit rose to $8.7 million, or 54.1% of reported net revenue, in Q4 FY22 as compared to gross profit of $5.7 million, or 51.1% of net revenue, in Q4 FY21. The improvement in gross margin was driven by a reduced dependence on air freight and an improved product mix with higher margin ammo sales representing a greater percentage of overall sales.

1 This is a Non-GAAP measure.  Refer to the Non-GAAP reconciliation section at the end of this press release.

Operating expenses remained relatively flat at $8.7 million in Q4 FY22 compared to $8.8 million in Q4 FY21. The combination of higher revenue and a higher gross margin percentage coupled with flat operating expenses resulted in improved profitability. Net loss in Q4 FY22 was near breakeven at $(0.1) million, or $(.01) per share, compared to a net loss of $(3.2) million, or $(0.14) per share, in Q4 FY21.

Excluding long-term stock-based compensation and one-time severance costs, non-GAAP adjusted EBITDA1 was $1.4 million for the quarter, making this the second sequential fiscal quarter with positive non-GAAP adjusted EBITDA.

FY22 Full Year Results Overview

Revenues for the full year FY22 increased by 13.9% to $48.0 million compared to $42.2 million for the full year FY21. For the full year of 2022, the Company saw increases in “International Sales,” “Dealer Sales,” and “Amazon sales.” Specifically, International Sales increased by $5.7 million (or 164.6%), Dealer sales rose by $1.6 million (or 28.4%) and Amazon Sales grew by $4.6 million (or 522.5%). This more than offset the decline in Byrna.com sales of $6.6 million (or 20.9%) in FY22 as FY21 Byrna.com sales benefited from a one-time $9.0 million spike in sales attributable to an unsolicited endorsement from Sean Hannity in April 2021.

Higher sales drove an increase in gross profit of $3.4 million to $26.3 million in FY22 as compared to gross profit of $22.9 million in FY21. The Gross margin percentage for the full year FY22 remained relatively consistent, at 54.7% compared to 54.3% in FY21, as the increase in the lower margin International and Dealer sales was offset by lower freight costs and an improved product mix.

Operating expenses rose by $7.5 million to $33.7 million in FY22 from $26.2 million in FY21 due primarily to higher marketing expenditures, (up $3.3 million), non-cash stock compensation expense (up $2.3 million), and variable selling expenses (up $1.2 million). Variable selling expenses include such things as outbound freight, credit card and other transaction fees and sales-based fees and commissions.

Net loss in FY22 was $(7.9) million, compared to a net loss of $(3.3) million in FY21. Non-GAAP Adjusted EBITDA1, which excludes long-term non-cash stock-based compensation and one-time severance costs, was a loss of $(1.0) million versus a profit of $1.3 million in FY21.

Financial Position as of November 30, 2022:

Total cash at fiscal year-end 2022 was $20.1 million, down from $56.4 million at fiscal year-end 2021. Byrna raised a net $56 million from the sale of 2.8 million shares of common stock in Q3 FY2021. The Company used the cash to:

●	Repurchase 2.2 million shares of common stock.
●	Build up inventory levels to allow for transition to less expensive ocean freight.
●	Fund the increase in accounts receivable necessary to support Dealer and International Sales.
●	Fund capital expenditures including bringing the production of ammo in-house.
●	Fund the acquisition of Fox Labs.

At year-end there was no current or long-term debt.

FY22 Review

Bryan Ganz, CEO of Byrna commented “while sales growth for the full year 2022 was a disappointing 14%, over the last two quarters of the year, Byrna experienced year-over-year revenue growth of 43%. Full year growth was dragged down by the 14% sales decline in the first half of 2022. The decline in topline sales in the first half of 2022 was due to the $9.0 million spike in sales in the first half of 2021 resulting from an unexpected (and unsolicited) endorsement from Sean Hannity on live television in April of 2021. If we back out the $9.0 million in “Hannity Effect” sales that occurred in Q2 of 2021, sales in the first half of 2022 would have been up 47% year-over-year and full year 2022 sales would have been up 45% year-over-year, in keeping with Byrna’s long-term growth trajectory.

Over the last 4 years, Byrna has experienced a compound annual growth rate (CAGR) of 272.2%. This meteoric topline growth for Byrna has been driven by both growing brand awareness and an overall increase in the demand for less-lethal alternatives to traditional firearms. Byrna specifically (and the less-lethal industry generally) is benefiting from two societal trends that on their face seem to be countervailing, however, when taken together create a tailwind for the less-lethal industry.

First, there is an overall sense of unease driven by a spike in violent crime and growing civil unrest. This is a global phenomenon as people the world over are becoming increasingly concerned for their safety and the safety of their families. At the same time, there is growing outrage over the level of gun violence. Again, this is a global phenomenon and is resulting in tougher gun laws. Just a few months ago, Canada essentially banned the sale of handguns. This had an immediate effect on Byrna as we saw sales in Canada more than triple after the ban went into effect. Even in the US, an increasing number of states such as Oregon are adopting more stringent gun laws. We believe that this is the beginning of a long-term trend that will greatly benefit Byrna.

These tailwinds can be seen in the increased interest in Byrna’s line of less-lethal personal self-defense products. In 2022 web sessions on Byrna.com grew by 32% year-over-year. If we include Amazon.com web sessions, total DTC sessions in 2022 grew by 75% year-over-year to more than 11 million visitors (with more than half of the traffic being new to Byrna).

At the same time, we are seeing an increase in repeat customers. In FY22, 47% of sales on Byrna.com were to repeat customers, compared with 40% in 2021 and 24% in 2020. This supports our thesis that Byrna benefits from a razor / razorblade model. As our installed user base grows, we are seeing an increase in sales of higher margin ammo, accessories and other products such as pepper spray, body armor and less-lethal rifles to our existing customer base. In fact, as of year-end, our top 250 customers on Byrna.com have each purchased more $4,200 of Byrna launchers, ammo, accessories and other Byrna products.

New Product Introduction

Two months ago, we said that we would be introducing several new products at SHOT Show, the premier trade show for the shooting sports, hunting, law enforcement and firearms industries.  SHOT Show, which takes place in Las Vegas every January, was back in full swing this year as worries over the pandemic subsided. I am pleased to report that the SHOW this year was an amazing success for Byrna. We debuted our new “good-better-best” pistol strategy with the introduction of the price point Byrna EP and the all-new, much more powerful Byrna LE. Consumers, representatives of the media and industry insiders had the chance to test fire these weapons at both Range Day and at the Grand Opening of Byrna’s Las Vegas retail center.

We also introduced Byrna’s new 12-gauge round at SHOT Show and the response was overwhelming. With a 100’ effective range, no recoil and tremendous stopping power, Byrna’s new less-lethal 12-gauge Kinetic round was a smashing success. It was named one of the four best new products at SHOT Show by “Police1” magazine and made the list of “Personal Defense World’s” top picks for 2023. More importantly, our first production run of 250,000 rounds (25,000 boxes) is completely spoken for. Based on the strong demand that we have already seen, we commissioned additional 12-gauge molds. This will allow us to double our production of our Kinetic 12-gauge round by June of this year. Until then, we will allocate all production to our Byrna Authorized Stocking Dealers. The first shipments to dealers will begin later this month. We will roll this product out to our online customers once we have taken care of our dealers.

We expect to release the payload rounds later this year. These rounds will carry the same chemical irritant formulations as the 68-caliber projectiles used by our range of less-lethal launchers. Accordingly, we will be introducing the Byrna Pepper 12-gauge round, the Byrna Max 12-gauge round and the Byrna Pro-training 12-gauge round. We are also developing a dedicated launcher (the Pump Action Launcher) that will be able to shoot the .61-caliber fin-tail projectiles that are fired from our 12-gauge rounds without the need for the 12-gauge casing, wad and protective clamshell.

FY23 Outlook

While we remain bullish on the long-term prospects for the less-lethal industry and while we expect to maintain our leadership position in the consumer segment of the less-lethal industry, we do not expect to see sales continue to grow by 40% in 2023. Rather we are forecasting revenue growth for FY23 of approximately 20% and accordingly we are providing revenue guidance of $55 to $60 million for full year FY23. The reason that we have dampened our growth expectations somewhat for this coming year is because we believe that 2023 will be a more difficult economic environment than 2022 for consumer products companies. Whether or not the US is technically in a recession, and whether or not the FED engineers a soft landing, rising prices and higher interest rates have reduced demand for high priced discretionary consumer goods.

In coming up with this guidance, we also took into account the uncertainty associated with rolling out three brand new products (with no sales history) and opening an all-new production facility in South America. For this reason, we do not believe it would be prudent to provide precise earnings guidance at this time. We do expect, however, to be solidly profitable for full year 2023 on an adjusted EBITDA basis and we expect to be cash flow positive.

2023 should be a very exciting year for Byrna as we roll out these new products and begin production at our new Argentinian production facility. While there are always hiccups with any new product launch or the opening of any new subsidiary or facility, we expect that the combination of new products and a production facility dedicated to the South American market will open significant new markets and new opportunities for Byrna.”

Conference Call

Byrna Technologies will host a conference call later this morning at 9:00 am ET to review these results. To listen to the call live, dial (201) 689-8354 or (877) 709-8150 and ask for the Byrna Technologies call. The question-and-answer portion of the call will be open to industry research analysts. To listen to a simultaneous webcast of the call, please visit ir.byrna.com ten minutes prior to the start of the call and click on the Investors section to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on Byrna Technologies’ website for thirty days.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® SD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store. www.byrna.com.

Forward Looking Information

This news release contains "forward-looking statements" within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "anticipates," and "believes” and statements that certain actions, events or results "may,” "could,” "would,” "should,” "might," "occur," or "be achieved," or "will be taken.” Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to the Company’s statements related to its revenue projections and related guidance for 2023, expected profitability, margins and cash flows for 2023, expected MAP holidays and discounts during 2023, continuing growth of web traffic, sales trends in the less lethal industry, public sentiment relating to gun violence and trends in firearm laws, trends relating to repeat customers and the expected lifetime value of customers, the expected timeline and effect of introducing a South American production facility, expected macroeconomic trends, including prices and interest rates, brand awareness and brick and mortar stores, replenishment of raw materials and components, including prototypes, to meet inventory, production, new product introduction and sales goals, features of, market reception to, and adoption of new products, and the impact of new products and sales channels on FY 2023 sales. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services, prolonged, new, or exacerbated disruption of our supply chain, the further or prolonged disruption of new product development, production or distribution or delays in entry or penetration of sales channels due to inventory constraints, the ability to begin production at a new South American facility in a timely fashion or at all, competitive factors, pandemic-related factors, civil unrest, increased shipping costs or freight interruptions, prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers, reduced air freight capacity, or otherwise; determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of our products, potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factor; ransomware attack or data breach, product design defects or recalls, litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand or the law regulating the Company's products or ability to engage in commerce, or other regulatory factors including the impact of commerce and trade laws and regulations, import-export related matters or sanctions or embargos that could affect the Company’s supply chain or markets; delays in planned operations related to licensing, registration or permit requirements; future restrictions on the Company’s cash resources, increased costs and other events that could potentially reduce demand for the Company's products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in our most recent Form 10-K and the updated risk factors delineated in Part 1, Item 1A of our Form 10-Q for the quarter ended May 31, 2022, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact: Byrna Technologies Inc. David North, Chief Financial Officer 978-269-7785

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended November 30,		For the Years Ended November 30,
	2022	2021	2022	2021
Net revenue	16,018	11,163	48,036	42,160
Cost of goods sold	(7,355)	(5,463)	(21,758)	(19,270)
Gross profit	8,663	5,700	26,278	22,890
Operating expenses	8,688	8,798	33,733	26,181
LOSS FROM OPERATIONS	(25)	(3,098)	(7,455)	(3,291)
OTHER INCOME (EXPENSE)
Foreign currency transaction loss	(23)	(288)	(87)	(210)
Interest income (expense), net	190	(10)	201	(34)
Forgiveness of Paycheck Protection Program loan	—	—	—	190
Other expenses	(123)	(81)	(310)	(98)
INCOME/(LOSS) BEFORE INCOME TAXES	19	(3,477)	(7,651)	(3,443)
Income tax (provision) benefit	(153)	269	(234)	160
NET LOSS	(134)	(3,208)	(7,885)	(3,283)

Dividends on preferred stock	—	—	—	(1,043)
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	(134)	(3,208)	(7,885)	(4,326)

Foreign exchange translation adjustment	20	(167)	(604)	(44)
COMPREHENSIVE LOSS	(114)	(3,375)	(8,489)	(3,327)

Net loss per share – basic and diluted	(0.01)	(0.14)	(0.35)	(0.22)
Weighted-average number of common shares outstanding during the year – basic and diluted	21,339,369	23,647,400	22,364,201	19,610,039

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands except share and per share data)

(Unaudited)

	November 30,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$20,068	$56,308
Restricted cash	—	92
Accounts receivable, net	5,915	1,658
Inventory, net	15,462	6,613
Prepaid expenses and other current assets	1,200	1,490
Total current assets	42,645	66,161

Intangible assets, net	3,872	3,668
Deposits for equipment	2,269	1,293
Right-of-use-asset, net	2,424	1,086
Property and equipment, net	3,309	1,972
Goodwill	2,258	816
Other assets	272	318
TOTAL ASSETS	$57,049	$75,314
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$7,708	$6,996
Operating lease liabilities, current	757	463
Deferred revenue	458	720
Total current liabilities	8,923	8,179
LONG TERM LIABILITIES
Deferred revenue, non-current	340	405
Operating lease liabilities, non-current	1,792	632
Total Liabilities	11,055	9,216

COMMITMENTS AND CONTINGENCIES (NOTE 19)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized. 24,018,612 shares issued and 21,852,625 outstanding as of November 30, 2022 and, 23,754,096 shares issued and outstanding as of November 30, 2021	23	23
Additional paid-in capital	125,474	119,589
Treasury stock (2,165,987 and 0 shares purchased)	(17,500)	—
Accumulated deficit	(61,383)	(53,498)
Accumulated other comprehensive (loss) income	(620)	(16)

Total Stockholders’ Equity	45,994	66,098

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$57,049	$75,314

Non-GAAP Financial Metrics

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide the following additional financial metrics that are not prepared in accordance with GAAP (non-GAAP): adjusted EBITDA, non-GAAP net loss, and non-GAAP net loss per share. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that these non-GAAP financial measures help us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measures.

Accordingly, we believe that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

These non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

Non-GAAP adjusted EBITDA

Adjusted EBITDA is defined as net loss as reported in our consolidated statements of operations and comprehensive loss excluding the impact of (i) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest (income) expense; (iv) stock-based compensation expense; (v) severance/separation expense; (vi) other income (forgiveness of PPP loan); and (vii) other financing expenses. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended
	November 30,
	2022	2021
Net loss	(134)	(3,375)

Adjustments:
Interest (income) expense	(190)	10
Income tax provision (benefit)	153	(269)
Depreciation and amortization	241	134
NON-GAAP EBITDA	70	(3,500)

Stock-based compensation	1,363	632
Severance/separation expense	—	1,300
Other financing costs	—	(4)
NON-GAAP adjusted EBITDA	1,433	(1,572)

	For the Year Ended
	November 30,
	2022	2021
Net loss	(7,885)	(3,283)

Adjustments:
Interest (income) expense	(201)	34
Income tax provision (benefit)	234	(160)
Depreciation and amortization	855	487
NON-GAAP EBITDA	(6,997)	(2,922)

Stock-based compensation	5,424	3,150
Severance/separation expense	556	1,300
Other income: forgiveness of PPP loan	—	(190)
NON-GAAP adjusted EBITDA	(1,017)	1,338

Non-GAAP adjusted net loss and non-GAAP adjusted net (loss) income per share

Non-GAAP adjusted net (loss) income is defined as net loss as reported in our consolidated statements of operations and comprehensive loss excluding the impact of (i) stock-based compensation expense; (ii) severance/separation expense (iii) other income (forgiveness of PPP loan); and (iv) other financing expenses. Our non-GAAP adjusted net (loss) income measure eliminates potential differences in performance caused by certain non-cash and one-time costs. We also provide non-GAAP adjusted net (loss) income per share by dividing non-GAAP adjusted net (loss) income by the average basic or diluted shares outstanding for the period. Reconciliation of Non-GAAP adjusted (loss) net income to net loss, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended
	November 30,
	2022	2021
Net loss	(134)	(3,375)

Adjustments:
Stock-based compensation	1,363	632
Severance/separation expense	—	1,300
Other financing costs	—	(4)
NON-GAAP ADJUSTED NET (LOSS) INCOME	1,229	(1,447)

Non-GAAP adjusted net loss per share — basic and diluted	0.06	(0.06)
Weighted-average number of common shares outstanding during the year – basic and diluted	21,339,369	23,647,400

	For the Year Ended
	November 30,
	2022	2021
Net loss	(7,885)	(3,283)

Adjustments:
Stock-based compensation	5,424	3,150
Severance/separation expense	556	1,300
Other income: forgiveness of PPP loan	—	(190)
NON-GAAP ADJUSTED NET (LOSS) INCOME	(1,905)	977
Preferred stock dividends	—	(1,043)
Non-GAAP adjusted net loss available to common shareholders	(1,905)	(66)

Non-GAAP adjusted net loss per share — basic and diluted	(0.09)	(0.00)
Weighted-average number of common shares outstanding during the year – basic and diluted	22,364,201	19,610,039